Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

SILVERBOX CORP IV,
as SPAC,

PARATAXIS HOLDINGS INC.,
as Pubco,

PTX MERGER SUB I INC.,
as SPAC Merger Sub,

PTX MERGER SUB II LLC,
as Company Merger Sub,

PARATAXIS HOLDINGS LLC,
as the Company,

SilverBox Sponsor IV LLC,
in the capacity as the SPAC Representative,

and

EDWARD CHIN,
in the capacity as the Seller Representative

Dated as of August 6, 2025

4.11	Employees and Employee Benefit Plans	37
4.12	Properties	37
4.13	Material Contracts	37
4.14	Transactions with Affiliates	38
4.15	Finders and Brokers	38
4.16	Certain Business Practices	38
4.17	Insurance	39
4.18	Independent Investigation	39
4.19	No Other Representations	39
4.20	Information Supplied	39
4.21	SPAC Trust Account	40

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

5.1	Organization and Standing	40
5.2	Authorization; Binding Agreement	41
5.3	Governmental Approvals	41
5.4	Non-Contravention	41
5.5	Capitalization	42
5.6	Pubco and Merger Subs’ Activities	42
5.7	Finders and Brokers	42
5.8	Ownership of Pubco Stock	42
5.9	Information Supplied	42
5.10	Independent Investigation	42
5.11	No Other Representations	43

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

6.1	Organization and Standing	43
6.2	Authorization; Binding Agreement	43
6.3	Capitalization	44
6.4	Subsidiaries	45
6.5	Governmental Approvals	45
6.6	Non-Contravention	45
6.7	No Litigation	46
6.8	Financial Statements	46
6.9	Absence of Certain Changes	46
6.10	Title to Assets	46
6.11	Compliance with Laws	46
6.12	Benefit Plans	46
6.13	280G	47
6.14	Labor Representations	47
6.15	Fund-Related Representations	47
6.16	Certain Business Practices	49
6.17	Insurance	49
6.18	Transactions with Affiliates	49
6.19	Finders and Brokers	49
6.20	Preferred Equity Investment	50
6.21	Information Supplied	50

6.22	Independent Investigation	50
6.23	Real Property	51
6.24	Material Contracts	51
6.25	Taxes	51
6.26	No Other Representations	52

ARTICLE VII COVENANTS

7.1	Access and Information	52
7.2	Conduct of Business of the Company, Pubco, and the Merger Subs	53
7.3	Conduct of Business of SPAC	55
7.4	Annual and Interim Financial Statements	57
7.5	SPAC Public Filings	58
7.6	No Solicitation	58
7.7	No Trading	59
7.8	Notification of Certain Matters	59
7.9	Efforts	60
7.10	Further Assurances	61
7.11	The Registration Statement	61
7.12	Public Announcements	62
7.13	Confidential Information	63
7.14	Post-Closing Pubco Board of Directors and Executive Officers	64
7.15	Indemnification of Directors and Officers; Tail Insurance	65
7.16	Use of Proceeds	66
7.17	Delisting and Deregistration	66
7.18	Pubco A&R Organizational Documents	66
7.19	Amendment and Restatement of Founder Registration Rights Agreement	66
7.20	Financing Transactions	66
7.21	Transaction Financing	67
7.22	Transfer Taxes	67
7.23	Warrant Agreement	67
7.24	Bitcoin Acquisition	67
7.25	Shared Services Agreement	68
7.26	Policy Relating to Business and Strategic Purpose	68

ARTICLE VIII
CLOSING CONDITIONS

8.1	Conditions to Each Party’s Obligations	68
8.2	Conditions to Obligations of the Company, Pubco and the Merger Subs	68
8.3	Conditions to Obligations of SPAC	69
8.4	Frustration of Conditions	70

ARTICLE IX
TERMINATION AND EXPENSES

9.1	Termination	70
9.2	Effect of Termination	71

ARTICLE X
WAIVERS AND RELEASES

10.1	Waiver of Claims Against Trust	72
10.2	Release and Covenant Not to Sue	73

ARTICLE XI
MISCELLANEOUS

11.1	Survival	73
11.2	Notices	73
11.3	Binding Effect; Assignment	76
11.4	Third Parties	76
11.5	Fees and Expenses	76
11.6	Governing Law; Jurisdiction	76
11.7	WAIVER OF JURY TRIAL	77
11.8	Specific Performance	77
11.9	Severability	77
11.10	Amendment	78
11.11	Waiver	78
11.12	Entire Agreement	78
11.13	Counterparts	78
11.14	SPAC Representative	78
11.15	Seller Representative	79
11.16	Legal Representation	81
11.17	No Recourse	82

	EXHIBITS

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Sponsor Letter Agreement
Exhibit D	Standby Equity Purchase Agreement
Exhibit E	Form of Preferred Equity Investment Subscription Agreement
Exhibit F	Governance Term Sheet
Exhibit G	Policy Relating to Business and Strategic Purpose
Exhibit H	ROFR Agreement
Exhibit I	Form of Shared Services Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 6, 2025 by and among (a) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (b) Parataxis Holdings Inc., a Delaware corporation (“Pubco”), (c) PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (d) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with the SPAC Merger Sub, the “Merger Subs”), (e) Parataxis Holdings LLC, a Delaware limited liability company (the “Company”), (f) SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), solely in the capacity as the representative from and after the Effective Time (as defined herein) for the SPAC Shareholders as of immediately prior to the Effective Time and their successors and assigns (other than the Company Holders (as defined herein)) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”) and (g) Edward Chin solely in the capacity as the representative from and after the Effective Time for the Company Holders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Company, the SPAC Representative and the Seller Representative, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, (a) Pubco is a newly-incorporated Delaware company that is owned entirely by one or more managers or officers of the Company, (b) SPAC Merger Sub is a newly-incorporated Delaware corporation that is wholly-owned by Pubco and (c) Company Merger Sub is a newly-formed Delaware limited liability company that is wholly-owned by Pubco;

WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined herein), SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion, SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Financing Transactions (as defined herein), the “Transactions”), and with the Company Holders receiving shares of Pubco Stock in exchange for their Company Units in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, concurrently with the Closing, the Significant Company Holders shall enter into a Lock-Up Agreement with Pubco and the SPAC Representative substantially in the form set forth on Exhibit A (the “Lock-Up Agreement”), pursuant to which the Significant Company Holders shall agree not to transfer its shares of Pubco Stock for a period ending on the earlier of (i) six (6) months after the Closing and (ii) the expiration of the Founder Share Lock-up Period (as defined below);

WHEREAS, contemporaneously with the Closing, each of the Company, SPAC, Pubco and the directors and officers of SPAC named therein (the “Insiders”) will execute and deliver an amendment to the Insider Letter Agreement pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter Agreement (the “Insider Letter Amendment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC and the Sponsor have entered into a Sponsor Support Agreement, a copy of which is attached as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor (i) will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions, (ii) will take certain actions necessary to consummate the Transactions, (iii) will waive any anti-dilution or similar protection with respect to its Founder Shares, (iv) will not redeem any SPAC Class A Ordinary Shares in connection with the Extraordinary General Meeting and (v) will not transfer its Founder Shares for a period (the “Founder Share Lock-up Period”) ending on the earlier of (A) the first anniversary of the Closing Date, (B) the date upon which the VWAP of Pubco Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period and (C) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property (the “Founder Share Lock-up”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC, Sponsor and Seller Representative have entered into a letter agreement, a copy of which is attached as Exhibit C (the “Sponsor Letter Agreement”), providing that, among other things, the Sponsor agrees that up to 150,000 Founder Shares (the “Deferred Founder Shares”) will be subject to forfeiture if the Share Price Targets (as defined herein) are not achieved during the Earnout Period (as defined herein); provided, however, that such Deferred Founder Shares will remain subject to the Founder Share Lock-up;

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco and the Company Holders shall enter into an amended and restated registration rights agreement, in a form to be mutually agreed upon between SPAC and the Company (the “Amended and Restated Registration Rights Agreement”), which will amend and restate the Founder Registration Rights Agreement, to, among other matters, have Pubco assume the obligations of SPAC under the Founder Registration Rights Agreement and to provide the Company Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Class A Stock;

WHEREAS, promptly following the date hereof, Pubco intends to enter into an employment agreement with Edward Chin (the “Employment Agreement”), which shall be mutually satisfactory to Pubco, SPAC and Edward Chin, to be effective as of Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco and YA II PN LTD. (“Yorkville”) have entered into that certain Standby Equity Purchase Agreement (the “SEPA” and together with the other transactions contemplated by the SEPA Documents, the “SEPA Transactions”), a copy of which is attached as Exhibit D, pursuant to which, from the Closing, Pubco may issue to Yorkville up to $400,000,000 of newly issued shares of Pubco Class A Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Preferred Equity Investors (as defined herein) have agreed to make a private investment in the Company by purchasing Company Preferred Units in the aggregate amount equal to the Preferred Equity Investment Gross Cash Proceeds (the “Preferred Equity Investment” and, together with the SEPA Transactions, the “Initial Financing Transactions”) pursuant to a subscription agreement substantially in the form set forth on Exhibit E for the Preferred Equity Investment (the “Preferred Equity Investment Subscription Agreements”);

WHEREAS, in accordance herewith, within fifteen (15) days following delivery by the Company to Galaxy Digital (“Galaxy”) of the Preferred Equity Investment Gross Cash Proceeds pursuant to the Preferred Equity Investment, the Company shall purchase Bitcoin (the “Initial Purchased Bitcoin”) in an aggregate amount equal to the Initial Preferred Equity Investment Net Proceeds, which Initial Purchased Bitcoin shall be placed in a custodial account with Anchorage serving as the custodian and contributed to Pubco at the Closing (the “Bitcoin Acquisition”);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders;

WHEREAS, the manager of each of the Company and Company Merger Sub has (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and members and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective boards of directors of Pubco and SPAC Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Add-On Direct Investment” means an investment by the Parataxis Fund in a Korean public company with an intent to acquire control and implement digital asset treasury strategies where the Company or its Affiliates are committed to invest, directly and without any participation by any third-party limited partners and as set forth on Schedule 1.1; provided, that, during the Interim Period, the Company may update Schedule 1.1 from time to time by providing concurrent written notice to SPAC.

“Add-On Investment” means either an Add-On Direct Investment or an Add-On LP Investment.

“Add-On LP Investment” means the investment in Bridge Biotherapeutics, Inc. led by the Company or its Affiliates with participation by third-party limited partners, as publicly announced on June 20, 2025, or any substantially similarly structured investment in a Korean public company with an intent to acquire control and implement digital asset treasury strategies where the Company or its Affiliates are not committed in the aggregate to invest $5,000,000 or more and as set forth on Schedule 1.2; provided, that during the Interim Period, the Company may update Schedule 1.2 from time to time by providing concurrent written notice to SPAC.

“Adjustment Shares” means a number of shares of Pubco Class A Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment Gross Cash Proceeds divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Sponsor Support Agreement, the Sponsor Letter Agreement, the ROFR Agreement, the Escrow Agreement, the Employment Agreement, the Insider Letter Amendment, the Lock-Up Agreement, the Amended and Restated Registration Rights Agreement, the Preferred Equity Investment Subscription Agreement, the SEPA Documents, the Shared Services Agreement, the Governance Term Sheet, the Policy Relating to Business and Strategic Purpose and the Pubco A&R Organizational Documents.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business or for purposes of the Conversion, any day on which the Delaware Secretary of State is authorized to close for business.

“Cayman Conversion Documents” means the documents required to be filed with the Cayman Registrar in order to give effect to the Conversion pursuant to the Cayman Act.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person (that is not an Affiliate of Pubco or any Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person (that is not an Affiliate of Pubco or any Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its Subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Class A Merger Consideration Shares” means the aggregate number of shares of Pubco Class A Stock issued as Per Unit Class A Merger Consideration.

“Class C Merger Consideration Shares” means the aggregate number of shares of Pubco Class C Stock issued as Per Unit Class C Merger Consideration.

“Closing Bitcoin Price” means the U.S. dollar price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate - New York Variant for the ten (10)-day period ending on the third (3rd) Business Day prior to the Closing Date, provided that if such price is equal to or greater than $125,000, the Closing Bitcoin Price shall be deemed to be $125,000.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Common Holders Pro Rata Share” means with respect to each Company Common Holder, a percentage determined by dividing (i) the total number of Company Common Units issued and outstanding immediately prior to the Effective Time held by such Company Common Holder by (ii) the total number of Company Common Units issued and outstanding immediately prior to the Effective Time.

“Company Common Holders” means the holders of the Company Common Units.

“Company Common Units” means the common units of membership of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, the Merger Subs, the Target Companies or the Company Holders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any membership interests or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any membership interests of the Company.

“Company Expenses” means, as of any determination time, the aggregate amount of all fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any other Ancillary Document) by, the Target Companies, Pubco, SPAC Merger Sub, the Company Merger Sub or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Ancillary Document, the performance of their covenants or agreements in this Agreement or any other Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of the Target Companies, (b) any transaction bonus, change of control, severance or other similar compensatory payment made to any current or former employee, officer, director, or other service provider to a Target Company as a result, in whole or in part, the consummation of the Transactions, plus the employer portion of any associated employment, payroll, or similar Taxes as a result of any such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to the Target Companies pursuant to this Agreement or any other Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include (i) any SPAC Expenses or (ii) any filing fees related to the Registration Statement/Proxy Statement.

“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3(a) (Capitalization), Section 6.3(b) (Capitalization) and Section 6.19 (Finders and Brokers).

“Company Holders” means the Company Common Holders and Company Preferred Holders.

“Company Merger Sub Units” means the membership interest units of Company Merger Sub.

“Company Preferred Holders” means holders of the Company Preferred Units.

“Company Preferred Units” means the non-voting preferred units of the Company.

“Company Units” means the Company Common Units and the Company Preferred Units.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware Conversion Documents” means the documents required to be filed with the Delaware Secretary of State to give effect to the Conversion pursuant to the DGCL.

“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares are held in the Escrow Account, as of the relevant date.

“Equity Value” means One Hundred Million Dollars ($100,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or 414(c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means (i) the Per Unit Price, divided by (ii) $10.00.

“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 15, 2024, by and among SPAC, Sponsor and the other parties thereto.

“Founder Shares” means an aggregate of 5,000,000 SPAC Class B Ordinary Shares which were issued to the Sponsor in a private placement transaction that closed simultaneously with the IPO (including any Sponsor Class A Ordinary Shares issued upon conversion thereof and shares of Pubco Class A Stock issued in exchange thereof in connection with the Transactions).

“Fraud” means any actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of New York in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“Fully-Diluted Company Units” means the total number of issued and outstanding Company Units, after treating all outstanding in-the-money Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the Effective Time, but excluding any Company Treasury Interest described in Section 2.10(a).

“Fund Documentation” means, with respect to the Parataxis Fund, its memorandum and each supplement thereto, and articles of incorporation, Organizational Document or other constitutional documents, trust documents, agreements pursuant to which investment management or investment advisory services are provided, distribution agreements and side letters between the Parataxis Fund and/or Target Company, on the one hand, and any investor in the Parataxis Fund, on the other hand, in each case, dated on or in effect in the last five years.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governance Term Sheet” means the term sheet relating to the governance of Pubco, a copy of which is attached hereto as Exhibit F.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Indebtedness include any SPAC Expenses.

“Initial Preferred Equity Investment Net Proceeds” means the Preferred Equity Investment Gross Cash Proceeds minus the Initial Holdback Amount.

“Initial Holdback Amount” means $200,000.

“Insider Letter Agreement” means that certain letter agreement, dated August 15, 2024, by and among SPAC, the Sponsor and the Insiders.

“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“Interim Investment Amount” means an amount equal to the sum of (i) Preferred Equity Investment Gross Cash Proceeds, plus (ii) the cash gross proceeds from any Additional Financing Transactions, in each case, such amounts as actually received by the Target Companies after the date of this Agreement prior to the Closing Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Investment Target” means an entity or business that is subject to a potential direct or indirect investment by the Parataxis Fund.

“IPO” means the initial public offering of SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of August 15, 2024, and filed with the SEC on August 16, 2024 (File No. 333-280315).

“Key Company Holder” means Edward Chin.

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, with respect to clause (a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including inflation, deflation or changes in interest rates) or general economic or political conditions in, or affecting, the country or region in which such Person or any of its Subsidiaries do business, South Korea or the United States or any other country, or the global economy generally; (ii) changes or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Bitcoin (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, man made or natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political or social conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto (including the imposition of or changes in international tariffs); (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (vii) the taking of any action required by this Agreement or any Ancillary Document; and (viii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) and (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Merger Consideration Shares” means either the Class A Merger Consideration Shares or the Class C Merger Consideration Shares, as applicable.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation (including an exempted company), its certificate of incorporation and bylaws or memorandum and articles of association, or comparable documents, in each case, as amended and restated from time to time (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“Parataxis Fund” means Parataxis Korea Fund I LLC, a Delaware limited liability company.

“Parataxis Fund Contract” means any Contract between the Target Companies and their Subsidiaries, on the one hand, and the Parataxis Fund, on the other hand.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCM” means Parataxis Capital Management LLC.

“Per Unit Class A Merger Consideration” means, (a) with respect to each Company Common Unit held by the Company Common Holders (other than the Key Company Holder) as of immediately prior to the Effective Time, a number of shares of Pubco Class A Stock equal to (i) the Exchange Ratio multiplied by (ii) one Company Common Unit and (b) with respect to each Company Preferred Unit held by the Company Preferred Holders as of immediately prior to the Effective Time, a number of shares of Pubco Class A Stock equal to (i) the Exchange Ratio multiplied by (ii) the product of one Company Preferred Unit multiplied by 1.30.

“Per Unit Class C Merger Consideration” means, with respect to each Company Common Unit held by the Key Company Holder as of immediately prior the Effective Time, a number of shares of Pubco Class C Stock equal to (i) one Company Common Unit multiplied by (ii) the Exchange Ratio.

“Per Unit Earnout Shares” means, with respect to each Company Common Unit held by the Company Common Holders as of immediately prior to the Effective Time, a number Earnout Shares equal to the quotient of (i) the Company Common Holder’s Pro Rata Share of the Earnout Shares divided by (ii) the number of Company Common Units held by such Company Common Holder as of immediately prior to the Effective Time.

“Per Unit Price” means an amount equal to (i) the sum of the Equity Value and the Interim Investment Amount, divided by (ii) the Fully-Diluted Company Units.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Policy Relating to Business and Strategic Purpose” means, the policy setting forth the business and strategic purpose of Pubco, substantially in the form set forth on Exhibit G, to be adopted by Pubco at the Closing.

“Preferred Equity Investment Gross Cash Proceeds” means Thirty One Million Dollars ($31,000,000).

“Preferred Equity Investors” means those Persons who are participating in the Preferred Equity Investment pursuant to a Preferred Equity Investment Subscription Agreement entered into with Pubco and the Company as of the date of this Agreement.

“Preferred Holders Pro Rata Share” means with respect to each Company Preferred Holder, a percentage determined by dividing (i) the total number of Company Preferred Units issued and outstanding immediately prior to the Effective Time held by such Company Preferred Holder by (ii) the total number of Company Preferred Units issued and outstanding immediately prior to the Effective Time.

“Pro Rata Share” means (a) with respect to each Company Holder (except for the Key Company Holder), a percentage determined by dividing (i) the total number of Company Units issued and outstanding immediately prior to the Effective Time held by such Company Holder by (ii) the Fully-Diluted Company Units and (b) with respect to the Key Company Holder, a percentage determined by dividing (i) the total number of Company Units issued and outstanding immediately prior to the Effective Time held by the Key Company Holder by (ii) the Fully-Diluted Company Units.

“Pubco and Merger Subs Fundamental Representations” means the representations and warranties made by Pubco and Merger Subs pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.6 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.0001 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class C Stock” means the shares of class C common stock, par value $0.0001 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the DGCL.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share.

“Pubco Stock” means the shares of common stock, par value $0.0001 per share, of Pubco; provided, that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class C Stock.

“Pubco Warrants” means the Pubco Public Warrants and Pubco Private Warrants.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“ROFR Agreement” means, that certain Right of First Refusal Agreement entered into contemporaneously with the Closing by Pubco, PCM, the Company and the Key Company Holder, a copy of which is attached hereto as Exhibit H.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“SEPA Documents” means the SEPA and the SEPA Registration Rights Agreement.

“SEPA Registration Rights Agreement” means the registration rights agreement, which shall be entered into at the Closing, by and between Pubco and Yorkville.

“Shared Services Agreement” means, the Shared Facilities and Services Agreement by and among PCM, the Company and Pubco, substantially in the form set forth on Exhibit I, which shall be entered into at the Closing, pursuant to which PCM and/or such Affiliates will agree to provide certain services to Pubco.

“Significant Company Holders” means the Key Company Holder and those persons set forth on Schedule 1.3.

“Signing Bitcoin Price” means the U.S. dollar price of one Bitcoin as set forth in the Trade Confirmation delivered pursuant to Section 7.24(a).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC and (b) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Company pursuant to Section 3.2.

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.16 (Finders, Brokers, and Advisors).

“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC as described in the SEC Reports.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act; provided that from and after the Conversion, SPAC Memorandum and Articles shall refer to the Conversion Organizational Documents.

“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of SPAC Merger Sub.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC, prior to the Conversion.

“SPAC Private Units” means the units issued in a private placement at the time of the consummation of the IPO, consisting of one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Private Warrant.

“SPAC Private Warrants” means the whole warrants that were included in each SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant.

“SPAC Public Warrants” means the whole warrants that were included in each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares and SPAC Warrants, collectively.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.

“SPAC Units” means the SPAC Public Units and the SPAC Private Units.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, however, the Parataxis Fund shall not be deemed to be a Subsidiary of any Target Company. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding the foregoing, any Person, assets or business acquired in any Add-On Investment may only be considered a Subsidiary of the Company or any of its Subsidiaries following the consummation of the applicable Add-On Investment.

“Surviving Subsidiary” means the SPAC Surviving Subsidiary and the Company Surviving Subsidiary.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trading Day” means any day on which shares of Pubco Class A Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of Pubco Class A Stock are then traded.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 15, 2024, by and between SPAC and the Trustee, as it may be amended.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, consolidation, recapitalization or other similar transaction during such period.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

1.2          Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Acquisition Proposal	7.6(a)	Cayman Registrar	1.1
Action	1.1	CFO	2.13(d)
Additional Financing Agreements	7.21(a)	Change of Control	1.1
Additional Financing Transactions	7.21(a)	Class A Merger Consideration Shares	1.1
Add-On Direct Investment	1.1	Class C Merger Consideration Shares	1.1
Add-On Investment	1.1	Closing	3.1
Add-On LP Investment	1.1	Closing Bitcoin Price	1.1
Adjustment Shares	1.1	Closing Date	3.1
Advisers Act	1.1	Closing Filing	7.12(b)
Affiliate	1.1	Closing Press Release	7.12(b)
Agreement	Preamble	Code	1.1
Alternative Transaction	7.6(a)	Common Holders Pro Rata Share	1.1
Amended and Restated Public Warrant Agreement	7.23	Company	Preamble
Amended and Restated Registration Rights Agreement	Recitals	Company Certificate of Merger	2.3
Ancillary Documents	1.1	Company Certificates	2.12(c)
Antitrust Laws	7.9(b)	Company Common Holders	1.1
Audit Delivery Date	7.4	Company Common Units	1.1
Benefit Plans	1.1	Company Confidential Information	1.1
Bitcoin Acquisition	Recitals	Company Convertible Securities	1.1
Business Combination	1.1	Company Disclosure Schedules	Article VI
Business Day	1.1	Company Expenses	1.1
Cayman Act	Recitals	Company Fundamental Representations	1.1
Cayman Conversion Documents	1.1	Company Holders	1.1
		Company Material Contract	6.24(a)

Company Merger	Recitals	Governance Term Sheet	1.1
Company Merger Sub	Preamble	Governmental Authority	1.1
Company Merger Sub Units	1.1	IFRS	1.1
Company Preferred Holders	1.1	Incentive Plan	7.11(a)
Company Preferred Units	1.1	Indebtedness	1.1
Company Surviving Subsidiary	2.2	Initial Financing Transactions	Recitals
Company Units	1.1	Initial Holdback Amount	1.1
Consent	1.1	Initial Preferred Equity Investment Net Proceeds	1.1
Contracts	1.1	Initial Purchased Bitcoin	Recitals
Conversion	2.7	Insider Letter Agreement	1.1
Conversion Organizational Documents	2.7	Insider Letter Amendment	Recitals
Custodian	7.24(a)	Insiders	Recitals
D&O Indemnified Persons	7.15(a)	Intellectual Property	1.1
D&O Tail Insurance	7.15(b)	Intended Tax Treatment	2.14
Deferred Founder Shares	Recitals	Interim Investment Amount	1.1
Delaware Act	1.1	Interim Period	7.1(a)
Delaware Conversion Documents	1.1	Investment Company Act	1.1
Delaware Secretary of State	2.3	Investment Target	1.1
DGCL	Recitals	IPO	1.1
Disinterested Independent Director	2.13(d)	IPO Prospectus	1.1
Dollars	1.3(b)	Key Company Holder	1.1
Earnings	1.1	Knowledge	1.1
Earnout Period	2.13(a)	Law	1.1
Earnout Shares	2.13(a)	Letter of Transmittal	2.12(b)
Earnout Statement	2.13(d)	Liabilities	1.1
Effective Time	2.3	Lien	1.1
EGS	11.16(a)	Lock-Up Agreement	Recitals
Employment Agreement	Recitals	Losses	1.1
Enforceability Exceptions	4.2	Lost Certificate Affidavit	2.12(j)
Equity Value	1.1	Material Adverse Effect	1.1
ERISA	1.1	Merger Consideration Shares	1.1
ERISA Affiliate	1.1	Mergers	Recitals
Escrow Account	2.13(a)	Modification in Recommendation	7.11(d)
Escrow Agent	2.13(a)	Non-Recourse Parties	11.17
Escrow Agreement	2.13(a)	NTA Amendment	7.11(a)
Exchange Act	1.1	NYSE	1.1
Exchange Agent	2.12(a)	OFAC	4.16(c)
Exchange Ratio	1.1	Order	1.1
Expenses	1.1	Organizational Documents	1.1
Extraordinary General Meeting	7.11(a)	Outside Date	9.1(b)
Federal Securities Laws	7.7	Parataxis Fund	1.1
Financing Agreements	7.21(a)	Parataxis Fund Contract	1.1
Founder Registration Rights Agreement	1.1	Parties	Preamble
Founder Share Lock-up Period	Recitals, Recitals	Party	Preamble
Founder Shares	1.1	Paul Hastings	11.16(b)
Fraud	1.1	PCAOB	1.1
Fraud Claim	1.1	PCM	1.1
Fully-Diluted Company Units	1.1	Per Unit Class A Merger Consideration	1.1
Fund Documentation	1.1	Per Unit Class C Merger Consideration	1.1
GAAP	1.1	Per Unit Earnout Shares	1.1
Galaxy	Recitals

Per Unit Price	1.1	SPAC Certificate of Merger	2.3
Permits	1.1	SPAC Certificates	2.12(c)
Permitted Liens	1.1	SPAC Class A Ordinary Shares	1.1
Person	1.1	SPAC Class B Ordinary Shares	1.1
Personal Property	1.1	SPAC Confidential Information	1.1
Policy Relating to Business and Strategic Purpose	1.1	SPAC Director	7.14(a)
Post-Closing Pubco Board	7.14(a)	SPAC Disclosure Schedules	Article IV
Preferred Equity Investment	Recitals	SPAC Expenses	1.1
Preferred Equity Investment Subscription Agreements	Recitals	SPAC Financials	4.6(d)
Preferred Equity Investment Gross Cash Proceeds	1.1	SPAC Fundamental Representations	1.1
Preferred Equity Investors	1.1	SPAC Loans	1.1
Preferred Holders Pro Rata Share	1.1	SPAC Material Contract	4.13(a)
Pro Rata Share	1.1	SPAC Memorandum and Articles	1.1
Proxy Statement	7.11(a)	SPAC Merger	Recitals
Pubco	Preamble	SPAC Merger Sub	Preamble
Pubco A&R Organizational Documents	7.18	SPAC Merger Sub Common Stock	1.1
Pubco and Merger Subs Fundamental Representations	1.1	SPAC Ordinary Shares	1.1
Pubco Class A Stock	1.1	SPAC Pre-Closing Statement	3.2
Pubco Class C Stock	1.1	SPAC Preference Shares	1.1
Pubco Disclosure Schedules	Article V	SPAC Private Units	1.1
Pubco Organizational Documents	1.1	SPAC Private Warrants	1.1
Pubco Private Warrants	1.1	SPAC Public Units	1.1
Pubco Public Warrants	1.1	SPAC Public Warrants	1.1
Pubco Stock	1.1	SPAC Representative	Preamble
Pubco Warrants	1.1	SPAC Representative Documents	11.14(a)
Public Shareholders	10.1	SPAC Securities	1.1
Qualifying Change of Control	2.13(c)	SPAC Shareholder Approval Matters	7.11(a)
Redemption	7.11(a)	SPAC Shareholders	1.1
Redemption Amount	1.1	SPAC Surviving Subsidiary	2.1
Registration Statement	7.11(a)	SPAC Units	1.1
Regulatory Approvals	8.1(d)	SPAC Warrants	1.1
Related Persons	1.1	Specified Courts	11.6
Released Claims	10.1	Sponsor	Preamble
Releasing Persons	10.2	Sponsor Class A Ordinary Shares	2.9(b)(i)
Representative Party	2.13(d)	Sponsor Letter Agreement	Recitals
Representatives	1.1	Sponsor Support Agreement	Recitals
Required Financial Statements	7.4	Subsidiary	1.1
Required Shareholder Approval	8.1(a)	Surviving Subsidiary	1.1
ROFR Agreement	1.1	Target Company	1.1
SEC	1.1	Tax Return	1.1
SEC Approval Date	7.11(d)	Taxes	1.1
SEC Reports	4.6(a)	Tier I Share Price Target	2.13(b)(i)
Securities Act	1.1	Tier II Share Price Target	2.13(b)(ii)
Seller Representative	Preamble	Trade Confirmation	7.24(a)
Seller Representative Documents	11.15(a)	Trading Day	1.1
SEPA	Recitals	Trading Market	1.1
SEPA Documents	1.1	Transaction Financing	7.21(a)
SEPA Registration Rights Agreement	1.1	Transactions	Recitals
SEPA Transactions	Recitals	Transfer Taxes	7.22
Share Price Target	2.13(b)(ii)	Transmittal Documents	2.12(f)
Shared Services Agreement	1.1	Triggering Event	2.13(c)
Significant Company Holders	1.1	Trust Account	1.1
Signing Bitcoin Price	1.1	Trust Agreement	1.1
Signing Filing	7.12(b)	Trustee	1.1
Signing Press Release	7.12(b)	VWAP	1.1
SPAC	Preamble	Willful Breach	1.1
SPAC Board	Recitals	Yorkville	Recitals

1.3           Interpretation.

(a)           The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c)           Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d)           Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e)           The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)           The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article II
MERGERS

2.1           SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL.

2.2           Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Act, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the Delaware Act.

2.3           Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall file a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the Delaware Act. The SPAC Merger and the Company Merger shall each become effective at the time on the Closing Date when the SPAC Certificate of Merger and the Company Certificate of Merger, respectively, have been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL and the Delaware Act, respectively (or such other time as specified in the SPAC Certificate of Merger and the Company Certificate of Merger, as applicable) (such time, the “Effective Time”).

2.4           Effect of the Mergers.

(a)           At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

 (b)           At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

2.5           Organizational Documents.

(a)           At the Effective Time, the certificate of incorporation and bylaws of the SPAC in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of the certificate of incorporation and bylaws of SPAC Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation and bylaws of the SPAC Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions of the DGCL; provided, that at the Effective Time, (i) references therein to the name of the SPAC Surviving Subsidiary shall be amended to be such name as determined by the Company and Pubco and (ii) references therein to the authorized share capital of SPAC Merger Sub shall be amended to refer to the authorized share capital of the SPAC Surviving Subsidiary.

(b)           At the Effective Time, the certificate of formation and the limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of the certificate of formation and limited liability company agreement of the Company Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of formation and the limited liability company agreement of the Company Surviving Subsidiary until thereafter supplemented or amended in accordance with the applicable provisions of the Delaware Act; provided, that at the Effective Time, (i) references therein to the name of the Company Surviving Subsidiary shall be amended to be such name as reasonably determined by the Company and Pubco and (ii) references therein to the authorized share capital of the Company Merger Sub shall be amended to refer to the authorized share capital of the Company Surviving Subsidiary.

2.6           Directors and Officers of the Surviving Subsidiaries.

(a)           At the Effective Time, the board of directors and officers of the SPAC Surviving Subsidiary shall be the same as the board of directors and officers of Pubco, after giving effect to Section 7.14 or as otherwise determined by the Company.

(b)           At the Effective Time, the managers and officers of the Company Surviving Subsidiary shall be determined by the Company and Pubco.

2.7           Conversion of SPAC. At least one (1) Business Day prior to the Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Cayman Act, the SPAC Memorandum and Articles and the applicable provisions of the DGCL (the “Conversion”), and subject to (i) obtaining the approval of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Memorandum and Articles and (ii) SPAC duly filing (1) the Cayman Conversion Documents with the Cayman Registrar and (2) the Delaware Conversion Documents with the Delaware Secretary of State, SPAC shall adopt new Organizational Documents in the State of Delaware in a form to be mutually agreed by SPAC and the Company (the “Conversion Organizational Documents”) upon the Conversion becoming effective. In connection with the Conversion, all of the issued and outstanding SPAC Ordinary Shares shall remain outstanding and become substantially identical shares of common stock of SPAC as a Delaware corporation. Prior to the Conversion, the holders of SPAC Class B Ordinary Shares, shall approve the Conversion and the adoption and approval of the Conversion Organizational Documents by a special resolution in accordance with the Cayman Act and the SPAC Memorandum and Articles. In connection with the Conversion, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Delaware corporation.

2.8           Company Merger Consideration; Effect of the Company Merger on Company Units.

(a)           Each Company Common Unit issued and outstanding immediately prior to the Effective Time (other than the Company Common Units held by the Key Company Holder), will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class A Merger Consideration, plus (ii) the Per Unit Earnout Shares payable in respect of such Company Common Unit pursuant to Section 2.13, if any, and each Company Common Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.

(b)           Each Company Preferred Unit issued and outstanding immediately prior to the Effective Time, will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class A Merger Consideration, plus (ii) the Preferred Holder Pro Rata Share of any Adjustment Shares, and each Company Preferred Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.

(c)           Each Company Common Unit issued and outstanding immediately prior to the Effective Time held by the Key Company Holder, will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class C Merger Consideration, plus (ii) the Per Unit Earnout Shares payable in respect of such Company Unit pursuant to Section 2.13, if any, and each Company Common Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.

2.9           SPAC Merger Consideration; Effect of SPAC Merger on SPAC Securities. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a)           SPAC Units.

(i)           At the Effective Time, each issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant in accordance with the terms of the applicable SPAC Public Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.9.

(ii)           At the Effective Time, each issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Private Warrant in accordance with the terms of the applicable SPAC Private Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.9.

(b)           SPAC Ordinary Shares.

(i)           SPAC Class B Ordinary Shares. Immediately prior to the Effective Time, each issued and outstanding SPAC Class B Ordinary Share (other than those described in Section 2.9(c)) shall be converted automatically into one SPAC Class A Ordinary Share in accordance with the SPAC Memorandum and Articles and the terms of the Sponsor Support Agreement, following which, all SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Any and all SPAC Class A Ordinary Shares received by the holders of SPAC Class B Ordinary Shares shall be referred to as the “Sponsor Class A Ordinary Shares”. The holders of certificates previously evidencing SPAC Class B Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.9(b)(i) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class B Ordinary Shares (other those described in Section 2.9(c)) shall thereafter represent only the right to receive the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.9(b)(i) and the Sponsor Support Agreement.

(ii)           SPAC Class A Ordinary Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share but excluding those described in Section 2.9(b)(iv) and Section 2.9(c)) shall be converted automatically into one share of Pubco Class A Stock, following which, all SPAC Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2.9(c)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.

(iii)           SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Class A Stock in lieu of SPAC Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Class A Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(iv)           Redeeming Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(c)           Treasury Shares. Notwithstanding Section 2.9(b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

(d)           No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           SPAC Merger Sub Shares. At the Effective Time, each share of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.

2.10           Effect of Company Merger on Company Treasury Interests; Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a)           Company Treasury Interests. Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, if there are any Company Units that are owned by the Company in treasury or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Units shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(b)           Company Merger Sub Interests. At the Effective Time, each issued and outstanding Company Merger Sub Unit shall be converted into a membership interest of the Company Surviving Subsidiary, with the same rights, powers and privileges as the units so converted and shall constitute the only outstanding equity interests of the Company Surviving Subsidiary.

(c)           No Liability. Notwithstanding anything to the contrary in Section 2.8 or this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.11           Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.12           Exchange Procedures.

(a)           Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Certificates and Company Certificates for shares of Pubco Stock.

(b)           As soon as reasonably practicable after the SEC Approval Date, the Company will, or will cause the Exchange Agent to, deliver to each Company Holder a letter of transmittal (and any instructions relate thereto) in form and substance reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) to be completed and executed by such Person. The Letter of Transmittal will contain, among other things, customary representations of each Company Holder, including due authority, valid ownership, title and interest, absence of encumbrances, a general release and waiver for any pre-Closing claims and ability to engage in the Transactions.

(c)           At the Effective Time, (i) the holders of SPAC Ordinary Shares will surrender their share certificates or other instruments representing the SPAC Ordinary Shares (collectively, the “SPAC Certificates”) and (ii) the holders of Company Units will surrender their unit certificates or other instruments representing the Company Units and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”), if any, or in the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(j), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(d)           Certificates representing the shares of Pubco Stock shall be issued to the holders of Company Units and SPAC Class A Ordinary Shares (including Sponsor Class A Ordinary Shares) upon surrender of the Company Certificates and SPAC Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(j)) for cancellation to Pubco or the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and SPAC Certificates such certificates representing the number of shares of Pubco Stock for which their Company Units and SPAC Class A Ordinary Shares, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(i), and the Company Certificates and the SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration Shares pursuant to this Article II.

(e)           If certificates representing shares of Pubco Stock are to be issued in a name other than that in which the Company Certificates or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Pubco Stock in any name other than that of the registered holder of the Company Certificates or SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(f)           Each Company Common Holder, including the Key Company Holder, as applicable, shall be entitled to receive in respect of each Company Common Unit the Per Unit Class A Merger Consideration or Per Unit Class C Merger Consideration, as applicable, pursuant to Section 2.8(a) and Section 2.8(c), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal, (ii) if applicable, the Company Certificate(s) for its Company Common Units (or a Lost Certificate Affidavit), (iii) a spousal consent duly executed by the spouse of such Company Common Holder, (iv) in the case of the Significant Company Holders, a duly executed counterpart to a Lock-Up Agreement and (v) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(g)           Each Company Preferred Holder shall be entitled to receive in respect of each Company Preferred Unit the Per Unit Class A Merger Consideration pursuant to Section 2.8(b), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the Transmittal Documents. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(h)           Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(i)           No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates that have not yet been surrendered with respect to the shares of Pubco Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or SPAC Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Stock.

(j)           In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(i).

2.13           Earnout and Escrow.

(a)           At or prior to the Closing, the Seller Representative, the SPAC Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to SPAC and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which Pubco shall issue Seven Million Five Hundred Thousand (7,500,000) shares of Pubco Class A Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Earnout Shares”) in the name of the Company Common Holders. Pubco shall deposit such Earnout Shares with the Escrow Agent to be held, along with any Earnings thereon, in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 2.13 and the Escrow Agreement. The Company Common Holders shall be shown as registered owners of such Earnout Shares on the books and records of Pubco, and subject to any limitations set forth in this Section 2.13, shall be entitled to receive dividends (if declared) with respect to such Earnout Shares (other than non-taxable stock dividends, which shall be included as part of the Earnings). The Earnout Shares, along with the Earnings thereon, shall be allocated among and transferred to the Company Common Holders pro rata based on their Common Holders Pro Rata Share as additional consideration from Pubco based on the performance of the Pubco Class A Stock during the five (5) year period after the Closing (the “Earnout Period”) in accordance with this Section 2.13, which Common Holders Pro Rata Share shall be payable to such Company Common Holders in the form of Earnout Shares and any related dividends, distributions or other income thereon. Unless otherwise required by Law, all distributions made from the Escrow Account to the Company Common Holders shall be treated by the Parties as an adjustment to the number of Merger Consideration Shares received by the Company Common Holders pursuant to Article II hereof.

(b)           Each of the Company Common Holders shall have the contingent right to receive its Common Holders Pro Rata Share of the Earnout Shares (along with the Earnings thereon) from the Escrow Account, subject to receipt of the necessary Transmittal Documents in accordance with Section 2.12 based upon the occurrence of the following events, if any, during the Earnout Period:

(i)           In the event that the VWAP of the Pubco Class A Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier I Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Common Holder in whose name Earnout Shares are issued shall be entitled to receive from the Escrow Account its Common Holders Pro Rata Share of two-thirds of the Earnout Shares (along with the Earnings thereon).

(ii)           In the event that the VWAP of the Pubco Class A Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier II Share Price Target” and the Tier I Share Price Target or Tier II Share Price Target, a “Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Common Holder shall be entitled to receive its Common Holders Pro Rata Share of one-third of the Earnout Shares (along with the Earnings thereon).

In the event that the applicable Share Price Targets are not met during the Earnout Period, the Company Common Holders shall not be entitled to receive the applicable portion of the Earnout Shares (along with the Earnings thereon). For the avoidance of doubt, Earnout Shares shall vest and be issued only in connection with the first achievement of any Share Price Target during the Earnout Period, and the Company Common Holders shall not be entitled to Earnout Shares for any subsequent achievement of the same Share Price Target. The achievement of the Tier II Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target not previously achieved, and, in such case, Pubco shall issue the Earnout Shares attributable to each such Share Price Target together (upon which such lower Tier I Share Price Target shall be deemed achieved and no further Earnout Shares shall become payable upon subsequent achievements of any Share Price Targets so achieved).

(c)           Notwithstanding the foregoing, in the event that during the Earnout Period (i) Pubco is subject to a Change of Control and (ii) the implied consideration per share of Pubco Class A Stock pursuant to which Pubco or its stockholders have the right to receive in such Change of Control equals or exceeds the Tier I Share Price Target (or the equivalent fair market value thereof, as determined by the Post-Closing Pubco Board in good faith, in the event of any non-cash consideration) (a “Qualifying Change of Control”), then, subject to the terms and conditions of the Agreement, the Company Common Holders shall be entitled to receive their Common Holders Pro Rata Share of all Earnout Shares not previously achieved and for which the related Earnout Shares have not previously vested (the achievement of a Qualifying Change of Control or a Share Price Target, a “Triggering Event”).

(d)           With respect to the achievement of the Share Price Targets, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of Pubco Class A Stock on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Seller Representative and the SPAC Representative (each, a “Representative Party”) a written statement (each, a “Earnout Statement”) that sets forth (i) the VWAP of Pubco Class A Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Share Price Target has been achieved for any twenty (20) Trading Days within any thirty (30) Trading Day period during such monthly anniversary period. Similarly, as soon as practicable, and in any event within five (5) Business Days after a Triggering Event, the CFO will send an Earnout Statement to each Representative Party indicating that a Triggering Event has occurred, along with the details of such Triggering Event. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of Pubco Class A Stock during the applicable portion of the Earnout Period (and whether a Share Price Target has been achieved) or whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution during such ten (10) Business Day period, then the final determination of the VWAP of Pubco Class A Stock during the applicable portion of the Earnout Period then the dispute shall be referred to the independent directors serving on the Post-Closing Pubco Board at such time that are disinterested in the Earnout Shares (i.e., such independent director is not a Company Holder, an Affiliate of a Company Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Holder, nor an immediate family member of any of the foregoing) (each, a “Disinterested Independent Director”), who shall determine, by vote or consent of a majority of the Disinterested Independent Directors, whether one, both, or neither Share Price Target has been achieved and whether the Company Holders are entitled to receive Earnout Shares.

(e)           If there is a final determination in accordance with Section 2.13(d) that the applicable Company Common Holders are entitled to receive Earnout Shares for having achieved a Triggering Event, then two-thirds or 100% of the Earnout Shares (along with the Earnings thereon), as applicable, then within three (3) Business Days of such final determination, the Representative Parties shall provide the Escrow Agent with joint written instructions to release the applicable number of Earnout Shares (along with the Earnings thereon) to the applicable Company Common Holders. In the event that one or both of the Share Price Targets are not achieved, there shall be partial disbursements, or no disbursements, as applicable, of the Earnout Shares (along with the Earnings thereon) from the Escrow Account and all or a portion, as applicable, of the Earnout Shares shall be delivered from the Escrow Account to Pubco, to be cancelled by Pubco.

(f)           The number of shares of Earnout Shares to be issued to any Company Common Holder pursuant to this Section 2.13 shall be rounded down to the nearest whole number, and such Company Common Holders shall receive in lieu of such fractional shares an amount in cash equal to the value of such fractional shares based on the VWAP of Pubco Class A Stock on Nasdaq or the principal securities exchange or securities market on which the Pubco Class A Stock is then traded over the twenty (20) day trading-period immediately preceding the date on which the payment of the Earnout Shares is triggered.

(g)           Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies, will be permitted, following the Closing (including during the Earnout Period), to make changes in its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of Pubco Class A Stock and the ability of the Company Common Holders to earn the Earnout Shares.

2.14           Intended Tax Treatment. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) the Conversion is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the SPAC Merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and (iii) the SPAC Merger, the Company Merger and the Preferred Equity Investment, taken together, are intended to be treated as an integrated transaction that is described in Section 351(a) of the Code (clauses (i), (ii) and (iii) together, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code and shall not take steps that are inconsistent with such Intended Tax Treatment (including, without limitation, by liquidating or otherwise terminating the SPAC for U.S. federal or applicable income tax purposes to the extent doing so would be reasonably likely to be so inconsistent). Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Conversion, the SPAC Merger and the Company Merger do not qualify for the Intended Tax Treatment. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Intended Tax Treatment, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.15           Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.16           Withholding. Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, the Company and their respective Affiliates, and any applicable withholding agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

Article III
CLOSING

3.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Company, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article VIII have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2           Pre-Closing Statements. At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 11.5 (such statement or as updated pursuant to the second sentence of this Section 3.2, the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Company at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

3.3           Closing Deliveries.

(a)           At the Closing, SPAC shall deliver or cause to be delivered:

(i)          to the Company and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to SPAC;

(ii)         to the Company and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Conversion), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii)        to the Company, (1) a copy of the certificate of de-registration issued by the Cayman Registrar in relation to the Conversion and (2) a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation to the Conversion;

(iv)        a copy of the Insider Letter Amendment duly executed by SPAC and Sponsor and the Insiders;

(v)         to the Company and Pubco, a copy of the Sponsor Letter Agreement duly executed by Sponsor; and

(vi)        to the Company and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b)           At the Closing, Pubco shall deliver or cause to be delivered:

(i)          to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco and the Merger Subs, as applicable;

(ii)         to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;

(iii)        a copy of the Insider Letter Amendment duly executed by Pubco;

(iv)        to SPAC Representative, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco; and

(v)         to the Company and SPAC, a copy of the Services Agreement, duly executed by Pubco.

(c)           At the Closing, the Company shall deliver or cause to be delivered:

(i)          to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to the Company;

(ii)         to SPAC, a certificate from its secretary or other executive officer or director certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s managers and the Company Holders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managers and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;

(iii)        to SPAC, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(iv)        to SPAC and Pubco, a copy of the Lock-Up Agreement duly executed by the Significant Company Holders; and

(v)         to SPAC Representative, a copy of the Amended and Restated Registration Rights Agreement duly executed by the Key Company Holder.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company, Pubco and the Merger Subs on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports) that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco and the Merger Subs as of the date of this Agreement and as of the Closing, as follows:

4.1           Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.

4.2           Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.

4.3           Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the filing of (i) the Cayman Conversion Documents with the Cayman Registrar pursuant to the Cayman Act and (ii) the Delaware Conversion Documents with the Delaware Secretary of State pursuant to the DGCL, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4           Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.

4.5           Capitalization.

(a)           SPAC is authorized to issue (i) 220,000,000 SPAC Ordinary Shares, consisting of (A) 200,000,000 SPAC Class A Ordinary Shares and (B) 20,000,000 SPAC Class B Ordinary Shares and (ii) 1,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 20,455,000 SPAC Class A Ordinary Shares, of which (x) 20,000,000 were issued in the IPO and (y) 455,000 were issued to, and are currently owned by, the Sponsor pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 5,000,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person. SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b)           There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c)           As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d)           Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6           SEC Filings; SPAC Financials; Internal Controls.

(a)           SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b)           The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)           As of the date of this Agreement, the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on NYSE under the symbols “SBXDU,” “SBXD,” and “SBXD WS,” respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by NYSE or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.

(d)           The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)           Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred in connection with the Transactions. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f)           Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g)           SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h)           SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i)           There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)           As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7           No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8           Absence of Certain Changes. SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9           Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.10         Taxes and Returns. SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

4.11         Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12         Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13         Material Contracts.

(a)           Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

(b)           With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14         Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15         Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Target Companies, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16         Certain Business Practices.

(a)           Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b)           The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c)           None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17         Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18         Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco and the Merger Subs set forth in this Agreement (including the related portions of the Company Disclosure Schedules or the Pubco Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Target Companies, Pubco or the Merger Sub for the Registration Statement.

4.19         No Other Representations. Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, SPAC Merger Sub or Company Merger Sub in Article V and the Company in Article VI, none of Pubco, the Merger Subs or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, the Merger Subs or the Company), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Merger Subs or the Company. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Merger Subs and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Company’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20         Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Merger Subs, the Company or any of their respective Affiliates.

4.21         SPAC Trust Account. As of June 30, 2025, the Trust Account had a balance of $208,952,965. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Company, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco and the Merger Subs severally and not jointly represent and warrant to SPAC and the Company, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1          Organization and Standing. Pubco and SPAC Merger Sub are each duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Company Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, SPAC Merger Sub and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.

5.2           Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents, each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate power or, as applicable, limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or applicable governing body) and shareholders or members, as applicable, of Pubco, SPAC Merger Sub and Company Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents), on the part of Pubco, SPAC Merger Sub or Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, SPAC Merger Sub or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3           Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco, SPAC Merger Sub or Company Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4           Non-Contravention. The execution and delivery by each of Pubco, SPAC Merger Sub and Company Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5           Capitalization.

(a)           As of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by an officer or director of the Company, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which one (1) share is issued and outstanding, which is owned by Pubco and (iii) Company Merger Sub is authorized to issue 1,000 membership interest units of Company Merger Sub, of which one (1) membership interest unit is issued and outstanding, which is owned by Pubco.

(b)           Prior to giving effect to the Transactions, other than SPAC Merger Sub and Company Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6           Pubco and Merger Subs’ Activities. Since their formation, Pubco, SPAC Merger Sub and Company Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco, SPAC Merger Sub and Company Merger Sub are not party to or bound by any Contract.

5.7           Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, SPAC Merger Sub or Company Merger Sub or any of their Affiliates.

5.8           Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Company Holders as Merger Consideration Shares and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens). The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9           Information Supplied. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, SPAC Merger Sub or Company Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company or any of their respective Affiliates.

5.10         Independent Investigation. Each of Pubco, SPAC Merger Sub and Company Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco, SPAC Merger Sub or Company Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement.

5.11         No Other Representations. Except for the representations and warranties expressly made by Pubco, SPAC Merger Sub and/or Company Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco, SPAC Merger Sub or Company Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco, SPAC Merger Sub or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco, SPAC Merger Sub and Company Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, SPAC Merger Sub or Company Merger Sub or any of their respective Representatives. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV and the Company in Article VI, none of SPAC or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Merger Subs or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Merger Subs or any of their respective Representatives by any Representative of SPAC or the Company), including any representations or warranties regarding the probable success or profitability of the business of SPAC and the Company. Each of Pubco, SPAC Merger Sub and Company Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:

6.1           Organization and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Target Company, as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2           Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Company’s board of managers or similar governing body in accordance with the Company’s Organizational Documents, the Delaware Act, any other applicable Law or any Contract to which the Company or any of its members is a party or by which it or its securities are bound and (b) no other company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3           Capitalization.

(a)           As of the date of this Agreement, the capitalization of the Company is as set forth in Section 6.3(a) of the Company Disclosure Schedules. Prior to giving effect to the Transactions contemplated hereby, all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Section 6.3(a) of the Company Disclosure Schedules along with the beneficial and record owners thereof, all of which units and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents. All of the outstanding units and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no units or other equity interests of the Company in its treasury. None of the outstanding units or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b)           The Company does not have any Benefit Plans. There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its members is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests other than the Organizational Documents of the Company. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

6.4           Subsidiaries. Section 6.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable) and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5           Governmental Approvals. No Consent of any Governmental Authority on the part of any Target Company is required to be obtained in connection with the execution, delivery or performance by the Company (or any Target Company, as applicable) of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

6.6           Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, the consummation by any Target Company of the Transactions contemplated hereby and thereby, and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to any Target Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of any Target Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Target Companies, taken as a whole.

6.7           No Litigation. There is no Action pending, or, to the Knowledge of the Company, threatened Action against the Company, or, to the Knowledge of the Company, any of its directors or officers (in their capacity as such) or otherwise affecting the Company or its assets nor is any Order outstanding, against or involving the Company, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on the Company. There is no unsatisfied judgment or open injunction binding upon the Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no Action that the Company has pending against any other Person. The Company holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

6.8           Financial Statements. The Company is a newly formed entity and has not prepared any financial statements. Except as set forth on Section 6.8 of the Company Disclosure Schedules and the Liabilities incurred in connection with this Agreement, the Ancillary Documents to which the Company is a party and the Transactions, the Company has not incurred any material Liabilities. The Company has not conducted business or entered into any transaction other than the transactions related to or contemplated hereby, including the Add-On Investments.

6.9           Absence of Certain Changes. Except as set forth on Section 6.9 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, no Target Company has been subject to a Material Adverse Effect.

6.10         Title to Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth on Section 6.10 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.11         Compliance with Laws. The Company (a) is, and has since its inception been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by the Company and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

6.12         Benefit Plans.

(a)           No Target Company has, or has ever had, any Liability in respect of, any Benefit Plans.

(b)           None of the Target Companies, or any of their ERISA Affiliates has, or has had, any liability with respect to a Multiemployer Plan, a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), or a plan that is subject to Title IV of ERISA, in each case, with respect to any such plans in the U.S. None of the Target Companies has ever been a sponsoring employer of, associated with, or have any material liability in respect of a defined benefit pension plan in any non-U.S jurisdiction.

6.13         280G. No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code.

6.14         Labor Representations.

(a)           No Target Company has any employees.

(b)           There is no former, pending, or to Knowledge of the Company, threatened in writing, proceeding by or on behalf of any employee of the Target Companies which, if adversely decided, would, individually or in the aggregate, create a material Liability for a Target Company.

(c)             To the extent the Target Companies at any time employed any employees, the Target Companies at all times operated in compliance in all material respects with all applicable Laws relating to employment, including, without limitation, all applicable Laws relating to wages, hours, classification of independent contractors and employees, collective bargaining and other protected concerted activity, employment discrimination, harassment, occupational safety and health, overtime, retaliation, whistleblower, holiday pay, immigration status, workers’ compensation, and the collection and payment of withholding, social security and employment Taxes.

6.15         Fund-Related Representations.

(a)           Investment Company. None of the Target Companies constitute an “investment company” under the Investment Company Act. The Parataxis Fund is neither registered as an investment company under the Investment Company Act nor is exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(b)           Parataxis Fund Contracts. With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, each Parataxis Fund Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligation of the Target Company or the Subsidiary of any Target Company party thereto and, to the knowledge of the Target Companies, represents the legal, valid and binding obligations of the counterparties thereto.

(c)           No Violation. The execution, delivery and performance of this Agreement and the documents to which any Target Company is or will be a party contemplated hereby, and the consummation of the Transactions, do not and will not (A) violate any provision of, or result in the breach of, or default under the Organizational Documents of the Parataxis Fund, (B) violate any provision of, or result in the breach of, or default under any Law or Order applicable to the Parataxis Fund, or (C) result in the creation of any Lien upon any of the properties or assets of the Parataxis Fund, except, in the case of clauses (A), (B) and (C), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

(d)           No Consents. The Parataxis Fund is not required to obtain from any other Person (including but not limited to the investors in the Parataxis Fund) any consent, waiver, approval or authorization not already obtained, or provide notice not already provided to any such other Person, in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Documents and the consummation of the Transactions, except where the failure to obtain such consents, waivers, approvals or authorizations not already obtained or deliver such notices not already delivered, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies, taken as a whole. The consummation of the Transactions contemplated hereby will not result in an “assignment” (as such term is defined under the Advisers Act) of any Parataxis Fund Contract for which the requisite consent has not already been obtained.

(e)           Parataxis Fund.

(i)            The Target Companies have made available to SPAC prior to the date of this Agreement (A) the Organizational Documents of the Parataxis Fund in effect as of the date hereof, and (B) agreements pursuant to which the relevant Target Company provides investment management or investment advisory services to the Parataxis Fund. For purposes of this clause (e)(i) only, “Organizational Documents” shall only include the limited partnership agreement or limited liability company agreement, respectively, and any material amendment thereto.

(ii)           The Parataxis Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to conduct its business as it is now being conducted. Each Parataxis Fund is duly licensed or qualified and in good standing as a foreign or extra-provincial entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

(iii)          The Parataxis Fund currently is operated in accordance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document of the Parataxis Fund, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

(iv)          There is no liability, debt or obligation of or claim or judgment against the Parataxis Fund (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements of the Parataxis Fund (or disclosed in the notes thereto) or (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of the operation of business of the Parataxis Fund, or (iii) that has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies, taken as a whole. Notwithstanding the foregoing, nothing contained in this Section 6.15(e)(iv) shall be deemed to be a representation or warranty as to the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

(v)           Other than any “clawback” obligations, obligations described in the applicable Fund Documentation and such other obligations incurred in the ordinary course of business with respect to the Parataxis Fund, none of the Target Companies or Subsidiaries is liable in connection with, on behalf of or for any obligation to the Parataxis Fund that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.

(vi)          No Target Company nor the Parataxis Fund has given any guarantee, warranty or assurance as to the future investment performance of the Parataxis Fund or the investment performance resulting from any Target Company’s investment management or investment advisory services.

6.16         Certain Business Practices.

(a)           No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Target Company or assist a Target Company in connection with any actual or proposed transaction.

(b)           To the Knowledge of the Company, the operations of the Target Companies are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c)           No Target Company, nor, to the Knowledge of the Company, any of their respective directors, officers or employees acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list, and no Target Company has, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) years.

6.17         Insurance. The Target Companies have no insurance policies relating to the Target Companies or the business of the Target Companies or their business, properties, assets, directors, officers or employees.

6.18         Transactions with Affiliates. Section 6.18 of the Company Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Company and any (a) present or former director, officer, employee, direct equityholder or Affiliate of the Company or (b) record or beneficial owner of more than five percent (5%) of outstanding equity securities of the Company as of the date hereof.

6.19         Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, any Target Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of a Target Company or any of their respective Affiliates.

6.20         Preferred Equity Investment.

(a)           The Company has delivered to SPAC true, correct and complete copies of each of the Preferred Equity Investment Subscription Agreements entered into by the Company with the Preferred Equity Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Preferred Equity Investment Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Preferred Equity Investor relating to any Preferred Equity Investment Subscription Agreement that could materially and adversely affect the obligation of such Preferred Equity Investors to contribute to the Company the applicable portion of the Preferred Equity Investment amount set forth in the Preferred Equity Investment Subscription Agreement of such Preferred Equity Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Preferred Equity Investment Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no Preferred Equity Investment Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Preferred Equity Investment Subscription Agreements.

(b)           No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Preferred Equity Investor in respect of the Preferred Equity Investment, except as set forth in the Preferred Equity Investment Subscription Agreements.

6.21         Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Merger Subs, Pubco or any of their respective Affiliates.

6.22         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.23         Real Property. No Target Company is a party to any lease, sublease, lease guarantee or other agreements relating to real property. No Target Company owns and has never owned any real property or any interest in real property.

6.24         Material Contracts.

(a)           Other than this Agreement and the Ancillary Documents to which the Company is a party as of the date hereof or such other Ancillary Documents that the Company shall execute after the date hereof and which are attached as exhibits hereto, Section 6.24(a) of the Company Disclosure Schedules set forth a true, correct and complete list of the Contracts to which the Company is a party or by which any of its properties or assets may be bound, subject or affected (each, a “Company Material Contract”). All Company Material Contracts have been made available to the Company.

(b)           With respect to each Company Material Contract: (i) the Company Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Company Material Contract is legal, valid, binding and enforceable in all material respects against Company and, to the Knowledge of the Company the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Company, or permit termination or acceleration by the other party, under such Company Material Contract; (iv) no party to a Company Material Contract has given written notice of or, to the Knowledge of the Company, threatened any potential exercise of termination rights with respect to any Company Material Contract and (v) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company under any Company Material Contract.

(c)           Notwithstanding the foregoing, all Contracts relating to any Add-On Investments, including, for the avoidance of doubt, any letters of intent, term sheets or other preliminary agreements contemplated or entered into in connection with the Add-On Investments shall be deemed to be Company Material Contracts.

6.25         Taxes. No Target Company or any Affiliate thereof has taken any action (or permitted any action to be taken) or failed to take any action, nor is any such Person aware of any fact, plan or circumstance, which action, failure to act, fact, plan or circumstance would reasonably be expected to prevent the any of the transactions contemplated herein to fail to qualify for the Intended Tax Treatment. Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

6.26         No Other Representations. Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco, SPAC Merger Sub and Company Merger Sub in Article V, none of SPAC, Pubco or the Merger Subs is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any Representative of SPAC, Pubco or the Merger Subs), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco or the Merger Subs. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco and the Merger Subs have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.26 nothing in this Section 6.26 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VII
COVENANTS

7.1           Access and Information.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Target Companies or the Merger Subs, as SPAC or its Representatives may reasonably request regarding Pubco, the Target Companies or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Target Companies or the Merger Subs.

(b)           During the Interim Period, subject to Section 7.13, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

7.2           Conduct of Business of the Company, Pubco, and the Merger Subs.

(a)           Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document, including the Financing Transactions, or as set forth on Schedule 7.2(a), or as required by the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or applicable Law, the Company, Pubco and the Merger Subs shall (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b)           Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.2(a), or as required in connection with the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents except for any amendment or change to the Pubco Organizational Documents pursuant to Section 7.18;

(ii)           amend, waive or otherwise change, in any respect, or terminate the Sponsor Support Agreement;

(iii)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v)           make any Add-On Direct Investment of $10,000,000 or more;

(vi)          other than an Add-On LP Investment, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or equity of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(vii)         (x) take any action (or omit to take any action) under any transaction documents related to the Add-On Investments that would reasonably be expected to have a material and adverse effect on the transactions contemplated thereby, (y) fail to use reasonable best efforts to consummate the transactions contemplated by the Add-On Investments as promptly as practicable or (z) terminate or waive any right under the Add-On Investments;

(viii)        other than an Add-On LP Investment, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(ix)           make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(x)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xi)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xii)          other than an Add-On Investment, establish any Subsidiary or enter into any new line of business;

(xiii)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv)        (A) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any employee in excess of fifty percent (50%) of the current value of such wages, bonus opportunity or other compensation or benefits; or (B) hire or engage any employee or non-employee individual service provider at a rate of salary, wages or other compensation in excess of $500,000 on an annualized basis, other than for the positions of (x) chief financial officer, (y) chief operating officer and (z) general counsel;

(xv)         enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Merger Subs;

(xvi)        take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xvii)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

(xviii)      make capital expenditures in excess of $5,000,000;

(xix)         make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with its outside auditors;

(xx)          enter into any Contract, agreement, understanding or arrangement with (a) any present or former director, officer, employee, direct equity holder or Affiliate of the Company or (b) record or beneficial owner of more than five percent (5%) of outstanding equity securities of the Company as of the date hereof; or

(xxi)         authorize or agree to do any of the foregoing actions.

7.3           Conduct of Business of SPAC.

(a)           Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth Schedule 7.3(a), or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b)           Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.3(a), or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses, in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; provided that, this Section 7.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses;

(v)           make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)          amend, waive or otherwise change the Trust Agreement;

(vii)         amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract or enter into any new Contract that would be a SPAC Material Contract;

(viii)        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)           establish any Subsidiary or enter into any new line of business;

(x)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xi)           waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xii)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiii)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xiv)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (including the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Company (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xv)         sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvi)        other than the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts or transactions with any Related Person;

(xvii)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii)      authorize or agree to do any of the foregoing actions.

7.4           Annual and Interim Financial Statements.

(a)           As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement (“Audit Delivery Date”), the Company shall deliver to SPAC, the audited and/ or reviewed consolidated financial statements of the Target Companies and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (“Required Financial Statements”); provided, however, that the Audit Delivery Date shall be automatically extended for a period of fifteen (15) days (or such longer period as the Company and SPAC may mutually agree in writing) if the Company is cooperating in good faith with its auditors to deliver the Required Financial Statements. Such financial statements shall fairly present the financial position and results of operations of the Target Companies as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b)           During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the unaudited consolidated financial statements of the Target Companies and Pubco, as applicable, consisting of the consolidated balance sheet of the Target Companies and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)           During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the audited consolidated financial statements of the Target Companies and Pubco, consisting of the consolidated audited balance sheet of the Target Companies or Pubco, as applicable, as of the end of such twelve-month period, and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Target Companies and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP.

(d)           During the Interim Period, the Company and Pubco shall: (i) assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and Pubco, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements ) that are required to be included in the Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company, Pubco or SPAC with the SEC in connection with (x) the Transactions and (y) any other recent or probable acquisition by any of the Target Companies or Pubco, in each case, as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act in a Current Report on Form 8-K, including: (A) all business information and summary financial information of the Target Companies and Pubco provided for inclusion in the Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (B) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro-forma financial information); and (ii) obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.

7.5           SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the shares of Pubco Class A Stock and Pubco Public Warrants, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock and Pubco Public Warrants to be issued in connection with the Mergers to be approved for listing on NYSE as of the Closing Date.

7.6           No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the membership interests or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of membership interests or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Company and its Subsidiaries, the sale of any portion of Bitcoin, and only if such sale would materially and adversely affect the value of Transactions, and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7           No Trading.

(a)           Each of the Company, Pubco and the Merger Subs acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

(b)           Each of the Company, Pubco and SPAC acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of a Target Company or an Investment Target, will be advised), of the restrictions imposed by Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company, Pubco and SPAC hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of an Investment Target (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to Investment Target in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8           Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e)  becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. During the Interim Period, the Company shall promptly notify SPAC and its Representatives if it would reasonably be expected that (i) the conditions under an Add-On Investment will not be satisfied or waived in accordance with their terms or (ii) an Add-On Investment will not otherwise be consummated for any reason, including as a result of breach or termination.

7.9           Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)           As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d)           Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

7.10         Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11         The Registration Statement.

(a)           Following the date of this Agreement, SPAC, Pubco and the Company shall prepare and, as promptly as practicable after delivery by the Company of the Required Financial Statements pursuant to Section 7.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Class A Stock and the Pubco Warrants to be issued under this Agreement to the holders of SPAC Securities and to Company Holders at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger, (iii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Class A Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Class A Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption) and shall include a customary evergreen provision, as further set forth in the Incentive Plan, (iv) the adoption and approval of a new employee stock purchase plan, which shall include a customary evergreen provision, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 7.14 hereof and (vi) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, (the approvals described in foregoing clauses (i) through (vi), collectively, the “SPAC Shareholder Approval Matters”), (vii) as a special resolution, an amendment to the SPAC Memorandum and Articles, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in the SPAC Memorandum and Articles (the “NTA Amendment”), and (viii) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and NYSE. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 7.11(d); provided that, in the event of a postponement or adjournment the Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and any postponement or adjournment cannot extend more than ten (10) Business Days in the aggregate without the Company’s consent. In connection with the Registration Statement, SPAC, Pubco and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and NYSE. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Pubco with such information concerning the Target Companies and their respective equityholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)           SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC and the Company, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c)           SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Company or their counsel in discussions with the SEC.

(d)           As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement (the “SEC Approval Date”). SPAC shall, through the SPAC Board, recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties. Subject to their duties under Cayman Islands law, the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(e)           If the SPAC Shareholders approve the NTA Amendment at the Extraordinary General Meeting, then promptly after the Extraordinary General Meeting and prior to the Closing, SPAC shall amend the SPAC Memorandum and Articles in accordance with the amendments contemplated by the NTA Amendment.

(f)            SPAC shall comply with all applicable Laws, any applicable rules and regulations of NYSE, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

7.12         Public Announcements.

(a)            The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b)           The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing, provided that SPAC provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the SPAC Representative and Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent SPAC, Pubco and the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 7.12.

7.13         Confidential Information.

(a)           Each of Company, Pubco, the Merger Subs and Seller Representative each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs and the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 7.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, the Merger Subs and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, the Merger Subs and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC, the SPAC Representative and their respective Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b)           Each of SPAC and SPAC Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waive compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14         Post-Closing Pubco Board of Directors and Executive Officers.

(a)           The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) persons, including (i) three (3) persons who are designated, prior to the Closing, by the Company according to the terms of the Governance Term Sheet, a majority of whom shall be required to qualify as an independent director under NYSE rules, (ii) one (1) person who is designated, prior to the Closing, by SPAC (the “SPAC Director”), and (iii) the chief executive officer of Pubco. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, SPAC and the Company.

(b)           The Parties shall take all action necessary, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

(c)           The Parties shall take all action necessary so that immediately after the Closing, the SPAC Director is a member of the audit committee and compensation committee of the Post-Closing Pubco Board.

7.15         Indemnification of Directors and Officers; Tail Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Merger Subs (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or the Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Closing and shall continue in full force and effect from and after the Effective Time in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco (i) shall cause the Organizational Documents of Pubco, SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco and the Merger Subs to the extent permitted by applicable Law and (ii) shall perform and discharge, or cause to be discharged, all obligations to provide such indemnity, exculpation and advancement of expenses during such six (6) year period. The provisions of this Section 7.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 7.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall assume or succeed to the obligations set forth in this Section 7.15(a).

(b)           Prior to the Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of two hundred (200%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

7.16         Use of Proceeds.

(a)           Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 7.16(b).

(b)           The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article VIII, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of the Transaction Financing shall be used to pay or reimburse (i) first, the Expenses pursuant to and in accordance with Section 11.5, (ii) second, any premiums for the D&O Tail Insurance and (iii) third, amounts used to purchase Bitcoin to be held by Pubco. Any remaining cash in the Trust Account and remaining net proceeds of the Transaction Financing shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.

7.17         Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants to be delisted from NYSE (or be succeeded by the shares of Pubco Class A Stock and Pubco Public Warrants, respectively) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

7.18         Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms of the Governance Term Sheet and otherwise on terms that are satisfactory to the Company and SPAC, each acting reasonably.

7.19         Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco and the Company shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

7.20         Financing Transactions.

(a)           Pubco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Financing Agreements on the terms and conditions described therein, including maintaining in effect the Financing Agreements, and exercising its right to specifically enforce the Financing Agreements pursuant to the terms thereof.

(b)           The Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Preferred Equity Investment Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Preferred Equity Investment Subscription Agreements, and exercising its right to specifically enforce the Preferred Equity Investment Subscription Agreements pursuant to the terms thereof.

7.21         Transaction Financing.

(a)           Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco may, but shall not be required to, enter into additional financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Preferred Equity Investment Subscription Agreements and the SEPA Documents, the “Financing Agreements”) on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Financing Transactions” and, together with the Initial Financing Transactions, the “Transaction Financing”).

(b)           SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Additional Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period, SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

7.22         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, VAT and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) (excluding, for the avoidance of doubt, the Redemption) shall be borne and paid by Pubco following the Effective Time. The Parties shall reasonably cooperate to minimize or reduce any Transfer Taxes to the extent permitted under applicable law. The Parties shall cooperate to file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company and SPAC shall join in the execution of any such Tax Returns.

7.23         Warrant Agreement. Immediately prior to the Effective Time, Pubco, SPAC, and Trustee shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to Pubco all of its rights, interests, and obligations in and under the SPAC Warrants and the terms and conditions of the SPAC Warrants shall be amended and restated (the “Amended and Restated Public Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Public Warrants by the Company as set forth in Section 2.9(b)(iii).

7.24         Bitcoin Acquisition.

(a)           Within fifteen (15) days following delivery by the Company to Galaxy of the Preferred Equity Investment Gross Cash Proceeds pursuant to the Preferred Equity Investment, the Company shall instruct Galaxy to purchase the Initial Purchased Bitcoin which shall be placed into a custodial account with Anchorage Digital Bank, N.A serving as the custodian (the “Custodian”). Within two (2) days following the date upon which all of the Initial Purchased Bitcoin has been purchased, the Company shall deliver to SPAC, a trade confirmation (the “Trade Confirmation”) from the Custodian setting forth the time weighted average price for the period of time during which the Bitcoin Acquisition occurred.

(b)           At the Closing, the Initial Purchased Bitcoin shall be contributed to Pubco, and the Initial Purchased Bitcoin shall be placed in a custodial account for the benefit of Pubco with a custodian to be mutually agreed upon prior to the Closing by SPAC and the Company.

7.25         Shared Services Agreement. At the Closing, the Company and Pubco shall enter into the Shared Services Agreement with PCM, substantially in the form set forth on Exhibit I.

7.26         Policy Relating to Business and Strategic Purpose. At the Closing, Pubco shall adopt the Policy Relating to Business and Strategic Purpose, substantially in the form set forth on Exhibit G.

Article VIII
CLOSING CONDITIONS

8.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a)           Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b)           No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d)           Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority listed on Schedule 8.1(d) (collectively, “Regulatory Approvals”), in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e)           NYSE Listing. The shares of Pubco Class A Stock and the Pubco Public Warrants shall have been approved for listing on Nasdaq or NYSE, subject only to notice of issuance.

8.2           Conditions to Obligations of the Company, Pubco and the Merger Subs . In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:

(a)           Representations and Warranties.

(i)            The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii)           The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)          Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b)           Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d)           Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(e)           Certain Ancillary Agreements. The Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing.

(f)            SPAC Conversion. The Conversion shall have been consummated in accordance with Section 2.7.

(g)           Net Cash Proceeds. Upon the Closing, the net cash and cash equivalents delivered to Pubco in connection with the Transactions (after giving effect to the completion and payment of the Redemption and payment of SPAC Expenses and Company Expenses) including (i) funds remaining in the Trust Account and (ii) net proceeds of the Transaction Financing, shall equal or exceed Twenty-Five Million Dollars ($25,000,000).

8.3           Conditions to Obligations of SPAC. In addition to the conditions specified in Section 8.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a)           Representations and Warranties.

(i)            The Company Fundamental Representations (other than Section 6.3(a)) and the Pubco and Merger Subs Fundamental Representations (other than Section 5.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations or Pubco and Merger Subs Fundamental Representations that address matters only as of a particular date (which Company Fundamental Representations and Pubco and Merger Subs Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii)           The representations and warranties of the Company, Pubco, the Merger Subs contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii)          Each of the representations and warranties of the Company, Pubco and Merger Subs (other than the Company Fundamental Representations and Pubco and Merger Subs Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Pubco.

(b)           Agreements and Covenants. Each of the Company, Pubco and the Seller Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.

(d)           Certain Ancillary Agreement. The Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing.

8.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1           Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)           by mutual written consent of SPAC and the Company;

(b)           by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the date that is nine (9) months from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)           by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)           by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC or the SPAC Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) five (5) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, the Merger Subs or the Seller Representative is in material uncured breach of this Agreement;

(e)           by written notice by the Company to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;

(f)            by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco, the Merger Subs or the Seller Representative of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if at such time SPAC or SPAC Representative is in material uncured breach of this Agreement; or

(g)           without prejudice to SPAC’s obligations under Section 7.11(d), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

9.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 11.5 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

Article X
WAIVERS AND RELEASES

10.1         Waiver of Claims Against Trust. Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and up to $100,000 in dissolution expenses, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco and the Merger Subs hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco and the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco and the Merger Subs on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco and the Merger Subs each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, and the Merger Subs each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or either Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 10.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco and the Merger Subs to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 10.1 shall survive termination of this Agreement for any reason.

10.2         Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Company Holder, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Company Holder (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Merger Subs from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

Article XI
MISCELLANEOUS

11.1         Survival. Except as otherwise contemplated by Section 9.2 (Effect of Termination) and except in the case of any claim, action or liability against a party in respect of such Party’s Fraud, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19 (No Other Representations), 5.11 (No Other Representations), and 6.25 (No Other Representations)) or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.16 (Withholding), Section 7.15 (Indemnification of Directors and Officers; Tail Insurance), Section 10.1 (Waiver of Claims Against Trust) and this Article XI.

11.2         Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, Pubco, or the Merger Subs at or prior to the Closing, to:

SilverBox Corp IV
8701 Bee Cave Road
East Building, Suite 310

Austin, TX 78746
Attn: Dan Esters
Email: de@sbcap.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP

515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Jonathan Ko; Joseph C. Swanson; Andrew Goodman
Email: jonathanko@paulhastings.com; jswanson@paulhastings.com;
andrewgoodman@paulhastings.com

If to SPAC Representative, to:

SilverBox Sponsor IV LLC
8701 Bee Cave Road
East Building, Suite 310

Austin, TX 78746
Attn: Dan Esters
Email: de@sbcap.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP

515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Jonathan Ko; Joseph C. Swanson; Andrew Goodman
Email: jonathanko@paulhastings.com; jswanson@paulhastings.com;
andrewgoodman@paulhastings.com

If to the Company at, prior to or after the Closing or to Pubco or SPAC after the Closing, to:

135 W. 50th Street

Suite 200

New York, New York 10020

Attn: Edward Chin

Email: ed@parataxis.io

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba

Email: mlaitner@egsllp.com; tokomba@egsllp.com

If to Seller Representative, to:

135 W. 50th Street

Suite 200

New York, New York 10020

Attn: Edward Chin

Email: ed@parataxis.io

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba

Email: mlaitner@egsllp.com; tokomba@egsllp.com

11.3         Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of (i) in the case of the Company, SPAC (and after the Closing, the SPAC Representative) or (ii) in the case of SPAC, Pubco and the Merger Subs, the Company (and after the Closing, the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4         Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 7.14(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 11.1 and Section 11.17.

11.5         Fees and Expenses.

(a)           Subject to Sections 10.1 and 11.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses; provided, that SPAC Expenses shall not exceed $7,000,000 in the aggregate (excluding SPAC Expenses relating to deferred underwriting fees, investment banking and financial advisory services, capital markets advisory services, placement agent services and reimbursable expenses in respect of any of the foregoing services, and any original issue discount, upfront fees or similar fees with respect to any Financing Transactions). For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 11.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b)           Notwithstanding the terms of Section 11.5(a) regardless of whether the Closing occurs, SPAC shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, and (ii) submitting to NYSE a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom).

11.6         Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the internal affairs of the Conversion and the duties that may apply to the directors and officers of the Parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.2. Nothing in this Section 11.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.7         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8         Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.9         Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10       Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, the Merger Subs, the Company, the SPAC Representative and the Seller Representative.

11.11       Waiver. Each of SPAC, the Company and Pubco on behalf of itself and its Affiliates, the SPAC Representative on behalf of itself and SPAC to the extent provided in this Agreement, and the Seller Representative on behalf of itself and the Company Holders to the extent provided in this Agreement, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or SPAC after the Closing shall also require the prior written consent of the SPAC Representative.

11.12       Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.13       Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.14       SPAC Representative.

(a)           SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Silverbox Sponsor IV LLC, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 2.13; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b)           The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 11.8 shall survive the Closing and continue indefinitely.

(c)           The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC and the Seller Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

11.15       Seller Representative.

(a)           Each Company Holder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Edward Chin, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 2.13; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Holders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Holders unless otherwise agreed by each Company Holder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Holders under this Agreement and to distribute the same to the Company Holders in accordance with their pro rata share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Company Holder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.8 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b)           Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Holders under any Seller Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to Section 2.13, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Holder shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. None of the SPAC Representative, Pubco, SPAC, or the Company shall have any Liability to any Company Holder for any allocation or distribution among the Company Holders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Holder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Holder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Holder with respect thereto. All notices or other communications required to be made or delivered by a Company Holder shall be made by the Seller Representative (except for a notice under Section 11.2 of the replacement of the Seller Representative).

(c)           The Seller Representative will act for the Company Holders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Holders, but the Seller Representative will not be responsible to the Company Holders for any Losses that any Company Holder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Holders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.8 shall survive the Closing and continue indefinitely.

(d)           If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Holders, then the Company Holders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Holders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.16       Legal Representation.

(a)           The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented Pubco, the Merger Subs and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, the Merger Subs and the Company and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent Pubco, the Merger Subs and the Company or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Pubco, the Company and the Merger Subs shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)           The Parties agree that, notwithstanding the fact that Paul Hastings LLP (“Paul Hastings”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Paul Hastings will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Paul Hastings’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, SPAC or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Paul Hastings of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Paul Hastings with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

11.17       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

SILVERBOX CORP IV

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

The SPAC Representative:

SilverBox Sponsor IV LLC, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Co-Managing Member

Pubco:

PARATAXIS HOLDINGS INC.

By:	/s/ Edward Chin
Name:	Edward Chin
Title:	President, Chief Financial Officer, Secretary and Treasurer

SPAC Merger Sub:

PTX MERGER SUB I INC.

By:	/s/ Edward Chin
Name:	Edward Chin
Title:	President, Secretary and Treasurer

Company Merger Sub:

PTX MERGER SUB II LLC

By:	/s/ Edward Chin
Name:	Edward Chin
Title:	Managing Member

The Company:

PARATAXIS HOLDINGS LLC

By:	/s/ Edward Chin
Name:	Edward Chin
Title:	Manager

The Seller Representative:

Edward Chin, solely in the capacity as the Seller Representative hereunder

By:	/s/ Edward Chin
Name:	Edward Chin